Assignment

This assignment is made this 28th day of May 2002 by and between New Cinema Partners Inc. a Nevada Corporation (NCPP) and Travellers International Inc., an Ontario Corporation (Travellers).

Whereas, Travellers has entered into an exclusive Letter of Intent (LOI) dated May 24, 2002 to acquire Witnet Co. Ltd. A Korean Corporation (Witnet) attached hereto as Exhibit "A".

Whereas, Travellers wishes to assign the LOI to NCPP on this date.

And Whereas NCPP has recognized the value of the Letter of Intent and wishes to purchase the rights of the Letter of Intent from Travellers pursuant to the terms and conditions as set out herein;

In full satisfaction of the assignment of the Letter of Intent from Travellers to NCPP, Travellers shall receive Ten Million (10,000,000) common shares of New Cinema Partners Inc. which shares shall be subject to restrictions pursuant to Rule 144 of the General Rules and Regulations under the Securities Act of 1933 (the "Shares"). The Shares shall be registered in the following name and in the following amounts and delivered to Travellers within 7 days of the date herein:

Travellers International Inc.                                 5,000,000
Travellers International Inc.                                 5,000,000

The Board of Directors of New Cinema Partners Inc. has consented to and approved this transaction.

Therefore the parties have agreed that the Letter of Intent is hereby assigned in its entirety to NCPP by Travellers for good and valued consideration and NCPP has accepted such assignment.

Travellers International Inc.

Per:___________________
Name: Marc Hazout
Title: President

I have the authority to bind the Corporation

New Cinema Partners Inc.

Per:___________________
Name: Martin Lapedus
Title: President

I have the authority to bind the Corporation

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